Exhibit 99.1

From the CEO’s Desk

Hello again!  I wanted to take a few moments and update you on not only Western Plains Energy, but also on the recent happenings in the ethanol industry.  The entire staff at WPE continues their untiring efforts toward making the company an industry leader.  At a time when manufacturing across all sectors of the U.S. are struggling, WPE continues its march forward.  The ethanol industry, along with market sectors across the board, is struggling with unprecedented economic times.  Today you are receiving another distribution.  We take great pleasure in sending out these returns to our loyal members.  It was your vision that created WPE, and it is our responsibility to reward your faith.

Make no mistake; the first quarter was very challenging.  Although we posted a net loss for the quarter, we were able to successfully generate cash flow for the months of October and November before returning to profitability in December.  The driving force behind the decline in operations, ironically, was cheaper grain.  WPE, like most others in the industry, was forced to acquire “old crop” grain due to the delay in the start of fall harvest.  We worked our way through that inventory by mid-November and our profitability returned.  By no means will it be easy as we move through fiscal 2009, but we feel confident in our market position and overall capital position.

Let me take a few minutes to update you all on the recent events in the world of ethanol.  As many of you are aware, I have been asked to serve on the board of directors of a recently formed organization called Growth Energy.  Growth Energy has been extremely active in advocating ethanol in general and use of higher blends in gasoline immediately.  On the higher blends front, Growth Energy has been joined by ACE, NEVC, and RFA in petitioning the U.S. Environmental Protection Agency (EPA) for raising the cap on the gasoline blend level from E10 to E15.  Along with the waiver request, it has asked the EPA to review the science it has presented to move quickly to allow E12 or E13 via a “substantially similar” waiver.  Growth Energy feels confident in the science it has presented.  As I have mentioned before, now is the time to make your voices heard.  Contact your elected officials at the state and national levels and make sure they know you favor these increases in ethanol blending.

Again, thank you all for the vision you had in the creation of Western Plains Energy.  The two distributions you have received so far in fiscal 2009 represent a 14% return on your original investment.  Although we can not ensure that this rate of return can or will continue in the future, rest assured that we are doing everything we can towards that goal.  In times where the Dow Industrial Average, S&P, and NASDAQ are down over 50% from their highs, a 14% return is a great thing.  I am looking forward to seeing you at our annual meeting in just a few short days.

Sincerely,

Steven R. McNinch

CEO Western Plains Energy, L.L.C.